Exhibit 1.2

GLOBAL BLUE GROUP HOLDING AG

Organizational Regulations

of the Board of Directors

and

Charters of the Board Committees

(Organisationsreglement)

TABLE OF CONTENTS

1. ARTICLE 1 - SCOPE OF REGULATIONS	3

1.1 Basis	3

1.2 Scope	3

1.3 Company Structure	3
2. ARTICLE 2 – ORGANIZATION IN GENERAL	3

2.1 Duty of Care and Loyalty	3

2.2 Conflicts of Interest	4

2.3 Confidentiality	4

3. ARTICLE 3 - MEETINGS OF THE BOARD, THE BOARD COMMITTEES AND THE EXECUTIVE MANAGEMENT	5

3.1 No Representation	5

3.2 Quorum and Majority Requirements	5

3.3 Circular Resolutions	5

3.4 Secretary / Minutes	6

4. ARTICLE 4 - BOARD OF DIRECTORS	6

4.1 Duties of the Board	6

4.2 Delegation of Management	8

4.3 Meetings / Agenda	8

4.4 Qualified Majority Requirements	8

4.5 Right to Request Information	9

4.6 Independent Advisors	9

4.7 Evaluation of Board Performance	9

4.8 Board Committees	9

4.9 Chairman/Chairwoman	10

5. ARTICLE - EXECUTIVE MANAGEMENT	10

5.1 CEO	10

5.2 Executive Management	11

5.3 Duties of the Executive Management	11

6. ARTICLE 6 - INTERNAL AUDIT	12

7. ARTICLE 7 - MISCELLANEOUS	12

7.1 Signing Authority	12

7.2 Reporting of Directorships	12

7.3 Expense Reimbursement	12

8. ARTICLE 8 - EFFECTIVENESS AND AMENDMENTS	12

1.	ARTICLE 1 – SCOPE OF REGULATIONS

1.1	Basis

These organizational regulations (“Regulations”) are adopted by the board of directors (the “Board of Directors” or “Board”, each member of the Board, a “Director”) of Global Blue Group Holding AG (the “Company”) pursuant to Articles 18 of the Company’s articles of association (the “Articles of Association”).

1.2	Scope

These by-laws and their annexes provide for the rules on the functions and competences of the following corporate bodies and persons:

•	the Board;

•	the chairman or chairwoman (the “Chairman/Chairwoman”) and secretary (the “Secretary”) of the Board;

•	the standing committees of the Board (the “Board Committees”);

•

the chief executive officer (“CEO”) and the Global Blue Group executive committee of the management (“Executive Management”, each member of the Executive Management, including the CEO, an “Executive”); and

•	the internal audit function (“Internal Audit”),

and constitute at the same time the Company’s fundamental organizational rules in the sense of Article 716b of the Swiss Code of Obligations (“CO”).

1.3	Company Structure

The Company is a holding company which directly or indirectly owns a global group of companies that conduct the tourism shopping tax refund business (such group of companies, the “Group”). To ensure proper functioning of the business of the Group in the interests of the Company and its shareholders and to comply with various requirements imposed by relevant laws and regulatory authorities, the Board shall supervise and, where necessary and appropriate, provide overall strategic direction for the business of the Group.

2.	ARTICLE 2 – ORGANIZATION IN GENERAL

2.1	Duty of Care and Loyalty

Each Director or Executive is under the duty to carry out his/her responsibilities with due care and to safeguard and further the interests of the Group, the Company and its shareholders, including the creation of long-term value.

2.2	Conflicts of Interest

Each Director or Executive shall be mindful of any actual or potential conflict of interest when arranging his/her personal and business affairs. The fact that a Director has been nominated by SL Globetrotter LP (together with each person to which any such nomination right is assigned from time to time, a “Principal Shareholder”), respectively, in accordance with the terms of the Relationship Agreement, dated August 28 2020, as amended from time to time (the “Relationship Agreement”), does in itself not constitute a conflict of interest pursuant to Swiss law.

Each Director or Executive must promptly disclose any change in circumstances, including a material change of his/her personal, business or professional affiliations or responsibilities that might give rise to an actual or potential conflict of interest.

Disclosure must be made by:

(a)	the Chairman/Chairwoman to the chairperson of the Nomination and Compensation Committee; and by

(b)	a Director or the CEO to the Chairman/Chairwoman; and by

(c)	a non-CEO Executive to the CEO.

The Chairman/Chairwoman, the CEO and the chairperson of the Nomination and Compensation Committee, respectively, must review the disclosures and inform the Board and the Executive Management, respectively, with a corresponding proposal for appropriate mitigating measures, if any.

The Board and the Executive Management, respectively, shall, following consultation with outside counsel if deemed necessary, determine appropriate measures to address any actual or potential conflict of interest, which may include requiring a Director to recuse himself or herself from a Board meeting.

In case of a resolution on an item requiring a Qualified Majority (as defined below)and for which one or several Directors nominated by the Principal Shareholder is/are conflicted, an affirmative vote of the Director(s) is required (by way of two separate resolutions, one adopted by the non-conflicted Directors and one adopted with the participation of the conflicted Director(s)).

2.3	Confidentiality

Each Director and Executive keeps at all times strictly confidential all information – except information already in the public domain or disclosure of information that occurs in accordance with the terms of the Relationship Agreement – relating to the Company and/or the Group, which the member has learned during the exercise of the duties. This obligation and duty continues even after the expiration of the term of office or the employment relationship.

Upon request by the Company, documents of the Company and/or the Group must be returned or destroyed by the Director and Executive, respectively, at the latest on expiry of the term of office or employment relationship. If required, e.g. in case of legal proceedings, the Director and Executive, respectively, can access relevant documents at the office of the Secretary.

3.	ARTICLE 3 - MEETINGS OF THE BOARD, THE BOARD COMMITTEES AND THE EXECUTIVE MANAGEMENT

3.1	No Representation

A Director or Executive who is not able to participate in a Board, Board Committee or an Executive Management meeting may not be represented by another Director or Executive or any other person.

3.2	Quorum and Majority Requirements

Unless stated otherwise in these Regulations, the presence in person, by telephone, by video conference or other technical means of a majority of the members is required for any meeting.

If the chair does not participate, the meeting will be chaired by the deputy or, in his/her absence, by any member appointed by the other members as ad hoc chair.

Subject to Articles 3.3, 4.4 and 8, resolutions require the affirmative majority of the votes cast. If an item is, however, not on the agenda of a Board meeting, resolutions are passed by an affirmative vote of a majority of all Directors, including (for so long as the Sponsor and Partners Group together directly or indirectly hold at least 25% of the voting rights in the Company from time to time, the vote of at least one Director representing SL Globetrotter LP (the “Qualified Majority”).

The term Sponsor means Silver Lake Technology Management, LLC, Silver Lake Group, LLC and/or any general partner, manager or investment adviser affiliated with such person (and/or any fund, company or co-investment scheme which is controlled directly or indirectly by such person or of which such person is, directly or indirectly, the general partner, manager or investment adviser and the term Partners Group means Partners Group AG, its affiliates and/or any investment vehicle managed or advised by Partners Group AG or its affiliates or any other entity managed, advised and/or owned or controlled directly or indirectly by Partners Group AG and/or any affiliates thereof.

In the event of a tie on any issue, (i) in a Board Committee, the full Board decides the issue, and (ii) in the Executive Management, the CEO decides the issue.

3.3	Circular Resolutions

A proposal for a circular resolution must be communicated to all members, giving a deadline of at least 3 business days for responding, and is only deemed to have passed if:

(a)	the proposed resolution is approved with the Qualified Majority; and

(b)	no member requests a meeting within the deadline for responding in relation to the subject matter of the proposed resolution.

A circular resolution must be recorded under a separate heading in the minutes of the following meeting.

3.4	Secretary / Minutes

The Board and the Board Committees each appoint a secretary, who need not be a member of the respective bodies. The secretaries of the Board and the Board Committees, and the general counsel in case of the Executive Management, keep the meeting minutes, which contain all resolutions adopted at the meeting and the key decision-making factors.

4.	ARTICLE 4 – BOARD OF DIRECTORS

4.1	Duties of the Board

The Board is the ultimate executive body of the Company.

It shall resolve all business matters which are not reserved to the authority of the General Meeting or to other executive bodies of the Company by law, the Articles of Association, or these Regulations.

In particular, the Board has the following duties:

(a)

The ultimate direction of the business, including, without limitation, the taking of resolutions and the giving of overall guidance or, if necessary or deemed appropriate, of instructions regarding the following matters (where applicable, the duties of the Board are further defined and specified in internal regulations):

•	The strategy upon recommendation of the Executive Management.

•

The entry into new areas of activity and withdrawal from existing areas of business; acquisitions and divestments of companies, participations in companies or businesses, or incorporations or liquidations of companies or businesses, if such matters are of fundamental significance to the business of the Group.

•	The opening and closing down of sites of fundamental significance to the business of the Group.

•	The initiation and settlement of legal proceedings of fundamental significance to the business of the Group.

•	The setting of financial targets for the Group.

•	The review and approval of corporate policies that are fundamental to the Group, as determined by the Chairman/Chairwoman and the CEO.

•

The adoption from time to time of further regulations and, if necessary or deemed appropriate, instructions regarding the organization of the Group business and the duties and responsibilities of the executive bodies.

(b)	The determination of the organization of the Company and the Group upon proposal by the CEO or otherwise taking into consideration the recommendations of the CEO and Executive Management.

(c)	The manner of governance of the Group.

(d)	The regular review of the Group’s culture.

(e)	The review of the Group’s risk management system and of the most significant risks and how these are managed.

(f)	The determination of the Group’s accounting system, financial controls and financial planning.

(g)	Approval of the Group’s annual budget and any amendments/modifications thereof.

(h)	The review and approval of the annual report of the Company and of the Group, including the compensation report.

(i)	The nomination or appointment, removal, determination of duties and responsibilities, and succession plans of the following persons (subject to the powers of the General Meeting):

•	Board Committee members and chairpersons;

•	CEO;

•	Other Executives;

•	Independent proxy; and

•	Such other persons as the Board may determine, from time to time, as having significant impact on the business of the Group.

(j)	The composition of the Board, including the appropriate skills and experiences to be considered in succession planning.

(k)	The designation of those persons who have signatory power for the Company and the manner in which such persons may sign on behalf of the Company.

(l)

The ultimate supervision of the persons entrusted with the management of the business, specifically in view of their compliance with laws, the Articles of Association, these Regulations and other applicable regulations, directives and instructions.

(m)

The preparations for the General Meeting and carrying out the resolutions of the General Meeting, including the preparation of the proposals to the General Meeting related to the compensation of the Board and of the Executive Management and to the compensation report, as per the Articles of Association.

(n)	The notification of the court if liabilities exceed assets.

(o)

The adoption of (i) resolutions concerning an increase of the share capital to the extent that such power is vested in the Board (article 651 paragraph 4 CO), as well as (ii) resolutions concerning confirmation of capital increases and related amendments to the Articles of Association. The adoption of confirmatory resolutions pursuant to (ii) are exempted from the presence requirement outlined in article 3.2.

(p)

The determination of (i) the compensation strategy and the principles, structure and design of compensation plans for the Executive Management, (ii) the long-term incentive/equity plans, (iii) the compensation amount for the Directors and for the Executive Management to be presented to the shareholders for approval, (iv) of the terms of employment of the CEO and other members of the Executive Management, (v) the determination of the compensation of the Executive Management as well as their good or bad leaver status under applicable bonus and equity plans in case of termination of employment and (vi) the Group and divisional financial, strategic and operational targets and the evaluation of target achievement.

(q)	The determination of (i) whether or not a Director is independent, and (ii) whether or not the members of the Finance and Audit Committee meet the financial literacy and expertise standards.

(r)	The approval of other business, if such business exceeds the authority delegated from time to time by the Board to the Board Committees or to the Executive Management.

4.2	Delegation of Management

Where not stipulated as a Board responsibility by law, the Articles of Association or these Regulations, the Board delegates the management of the business to the Executive Management, pursuant and subject to these Regulations.

4.3	Meetings / Agenda

The Board meets at the invitation of the Chairman/Chairwoman as often as may be required.

Invitations for Board meetings contain the meeting agenda and are sent out at least five business days in advance, except for urgent matters. Also, any Director may request a meeting for a specific purpose or the inclusion of a certain item on the agenda.

4.4	Qualified Majority Requirements

The Qualified Majority of the Board of Directors is required for the following items:

(a)	to issue shares or convertible debt instruments with pre-emptive rights or advance subscription rights (in case of convertible debt) being restricted or excluded;

(b)

to issue shares or convertible debt instruments convertible into shares representing more than 10% of the existing share capital of the Company if pre-emptive rights and advance subscription rights, respectively, are not limited;

(c)

any transaction or agreement between the Company (and any of its subsidiaries) and (i) a Principal Shareholder or Partners Group or (ii) any person, entity or business organization directly or indirectly controlling, controlled by or under common control with a Principal Shareholder and Partners Group, respectively, except for:

•	any agreement entered by the Company prior to or in connection with the listing of the Company; and

•

transactions with portfolio companies of the Sponsor and Partners Group, respectively, on an arm’s length basis and entered into by the Company (or its subsidiaries) in the ordinary course of their business.

In this paragraph 4.4(c) the term control, controlling or controlled shall be construed based on and in accordance with Art. 963 Section 2 CO.

(d)	any resolution of the Board of Directors having the potential effect of or resulting in the Board of Directors consisting of more or less than 9 members;

(e)	proposal to the general meeting to amend or modify the Articles of Association in respect of the provisions dealing with the appointment or removal of directors; and

(f)	amendment or modification of the Regulations and the Committee Charters.

4.5	Right to Request Information

Directors have full and unrestricted access to the management and employees of the Group in the execution of their duties.

4.6	Independent Advisors

The Board has the authority to retain independent advisors for any matters within the scope of its responsibilities.

4.7	Evaluation of Board Performance

The Board conducts an annual evaluation of the performance of the Board, of the Board Committees and of the Chairman/Chairwoman.

4.8	Board Committees

The Board may establish ad hoc Board Committees and has the following permanent Board Committees:

•	Finance and Audit Committee, and

•	Nomination and Compensation Committee

The composition and duties of the permanent Board Committees are set forth in Appendix I.

4.9	Chairman/Chairwoman

In addition to other duties described in these Regulations and the Articles of Association, the Chairman/Chairwoman has the following duties:

(a)	Provides leadership to the Board in its governance role, coordinates the tasks within the Board;

(b)	Coordinates, together with the chairpersons of the Board Committees, the work of the Board Committees;

(c)

Establishes and keeps a close working relationship with the CEO, provides advice and support while respecting the fact that the day-to-day management responsibility is delegated to the Executive Management led by the CEO;

(d)	Promotes effective relationships and communication between the Board, the CEO and the Executive Management;

(e)	Takes the lead in crisis situations;

(f)	Together with the CEO, ensures effective communication with shareholders, other stakeholders and the general public; and

(g)	Works closely with the CEO in evaluating Executives and in establishing succession plans for key management positions.

5.	ARTICLE – EXECUTIVE MANAGEMENT

5.1	CEO

In addition to other duties that may be assigned by the Board, the CEO, supported by the Executive Management, has the following duties:

(a)	Leads the development of the strategy of the Group’s business;

(b)	Directs, reviews and approves the business plans developed by Executive Management.

(c)	Overall responsibility for the management and performance of the business;

(d)	Leads the Executive Management;

(e)	Builds and maintains an effective Executive Management and proposes adequate succession planning to the Board; and

(f)	Represents the Company, in coordination with the Chairman/Chairwoman, with major customers, financial analysts, investors and the media.

5.2	Executive Management

The Executive Management is led by the CEO. It consists of such members as appointed by the Board.

5.3	Duties of the Executive Management

The Executive Management is responsible for the management of the business. In particular, and without limitation, the Executive Management has the following duties:

(a)	Contributes to the development of the strategy of the business together with and under the leadership of the CEO;

(b)	Develops and implements the business plans, policies and processes to achieve the strategic objectives and financial targets of the Group;

(c)	Regularly assesses the achievement of the targets for the business;

(d)	Submits proposals to the Board or to one of the Board Committees for approval for items requiring such approval based on these Regulations or further internal regulations;

(e)	Implements the decisions taken by the Board or the Board Committees;

(f)

Prepares and submits quarterly and annual reports for the attention of the Board or the Board Committees, and keeps the Board or the Board Committees informed of all matters of fundamental significance to the business and/or that are relevant to allow the Board or the Board Committees to fully perform their duties;

(g)	Develops and implements modifications to the organization of the business to ensure efficient operation of the business and achievement of optimized consolidated results;

(h)	Ensures appropriate external stakeholder management, including an effective internal and external communication strategy;

(i)	Ensures that management capacity, financial and other resources are provided and used efficiently;

(j)	Reports immediately to the Board any matter requiring prompt Board attention; and

(k)	Deals with such other matters as are delegated by the Board or a Board Committee to the Executive Management.

6.	ARTICLE 6 – INTERNAL AUDIT

The Group’s Internal Audit shall:

(a)

carry out operational and system audits, assist the organizational units in the accomplishment of objectives by providing an independent approach to the evaluation, improvement, and effectiveness of their risk management and internal control framework. All organizational units of the Group are subject to audit;

(b)	prepare reports regarding the audits it has performed, and report to the Finance and Audit Committee and to the CEO material irregularities, whether actual or suspected, without delay; and

(c)	perform such other functions and audits as assigned to it by the Board, the Finance and Audit Committee or the CEO from time to time.

7.	ARTICLE 7 – MISCELLANEOUS

7.1	Signing Authority

The Board shall determine and grant the signing authority for the Board, the members of the Executive Management and for other persons to sign on behalf of the Company.

7.2	Reporting of Directorships

All members of the Board are required to report the directorships and consulting agreements as well as any changes in directorships or consultantships and when there is a change in their principal employment to the Company’s general counsel, who will report this to the Nomination and Compensation Committee. Directorships and consultantships relating to portfolio companies of a fund or funds managed, advised or controlled, directly or indirectly, by Silver Lake Technology Management, L.L.C or its affiliates or Partners Group need only be reported on an annual basis.

7.3	Expense Reimbursement

The Directors shall be reimbursed for their reasonable expenses, including travel cost.

8.	ARTICLE 8 – EFFECTIVENESS AND AMENDMENTS

The Regulations come into effect on August 31, 2020.

The Regulations may only be amended or replaced by the Board by way of Qualified Majority.

Appendix I:

Charter	Finance and Audit Committee

Charter	Nomination and Compensation Committee

Appendix I

GLOBAL BLUE GROUP HOLDING AG

Charter of

the Finance and Audit Committee

of the Board of Directors

1.	BASIS

This charter (the “Charter”) of the Finance and Audit Committee (“FAC”) has been adopted as set forth in article 4.8 of the organizational regulations of the board of directors of Global Blue Group Holding AG (the “Organizational Regulations”). Unless defined otherwise herein, capitalized terms have the same meaning as in the Organizational Regulations.

2.	COMPOSITION

(a)

The FAC shall consist of at least 2 members appointed by the Board, who shall be non-executive and “independent” under Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, subject to any applicable exemptions. The chairperson of the FAC shall be appointed by the Board.

(b)

Each FAC member must be financially literate, as such qualifications are interpreted by the Board in its business judgment, including at least one member who has accounting and related financial management expertise as the following:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•

experience in preparing, auditing, analysing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Group’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of FAC functions.

(c)

The FAC shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. It further shall have the authority to conduct or authorize investigations into any matter within the scope of its responsibilities. The Company shall provide appropriate funding, as determined by the FAC, for payment of compensation to the external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and any advisors that the FAC chooses to engage, as well as funding for the payment of ordinary administrative expenses of the FAC that are necessary or appropriate in carrying out its duties.

(d)

Directors who have been nominated by SL Globetrotter LP (together with each person to which any such nomination right has been assigned from time to time) for the Board pursuant to the terms of the Relationship Agreement can attend the meetings of the FAC as permanent observers without the right to vote.

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3.	MISSION

The FAC shall support the Board in monitoring (i) the integrity of the Company’s and Group’s financial statements, (ii) the external auditor’s qualification and independence and (iii) the performance of the Company’s and Group’s Internal Audit function and of the external auditor.

4.	DUTIES, RESPONSIBILITIES AND AUTHORITY

The FAC has the following roles and responsibilities:

In relation to external auditors

(a)

evaluating the external auditors, regarding the fulfilment of the necessary qualifications and independence, including considering whether the external auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the external auditor’s independence, taking into account the opinions of the management and Internal Audit;

(b)	ensuring rotation of the audit partners of the external auditor as required by law.

(c)	on behalf of the Board, which has fully delegated this task to the FAC:

•	selecting and nominating the external auditor for election by the General Meeting;-

•

being directly responsible for the supervision and compensation of the external auditor (including the resolution of any disagreement between management and the external auditor regarding financial reporting); and

•

pre-approving all auditing services, internal control-related services and non-audit services permitted under applicable statutory law, regulations and listing requirements to be performed for the Group by its external auditor.

(d)	obtaining and reviewing a report from the external auditor at least annually regarding:

•	the external auditor’s internal quality- control procedures;

•

any material issues raised by the most recent quality-control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the external auditor, and any steps taken to deal with any such issues, and

•	all relationships between the external auditor and the Group.

(e)

discussing with the external auditor the results of their audits, any unusual items or disclosures contained in the audits, as revised, and request a formal written statement from the external auditor documenting such discussion.

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(f)	reviewing and discussing with the external auditor a draft of its audit report.

In relation to Internal Audit

(g)

reviewing the major reports prepared by the Internal Audit to the Executive Management, and the Executive Management’s responses to such reports, including any supervision towards the remediation of open audit issues.

(h)	reviewing periodically the adequacy of the organizational structure, budget and appointment or replacement of the senior Internal Audit executives.

(i)	discussing with the CFO, as needed, the Internal Audit department’s responsibilities, staffing and any recommended changes in the planned scope of the Internal Audit.

In relation to financial reporting and internal controls

(j)

reviewing and discussing with the CEO and CFO as needed and the external auditor the Company’s and Group’s annual financial statements to consider significant financial reporting issues and judgments made in connection with the preparation of the Company’s and Group’s financial statements, including any significant changes in the Company’s or Group’s selection or application of accounting principles.

(k)	reviewing and discussing where necessary any interim reports.

(l)

reviewing and discussing with Executive Management and the external auditor their assessment of the effectiveness of the Group’s internal controls, disclosure controls and procedures for financial reporting and whether any changes are appropriate in light of such assessment.

(m)	reviewing and discussing

•

all significant deficiencies in the design or operation of internal controls which could adversely affect the Group’s ability to record, process, summarize and report financial data, including any material weaknesses in internal controls,

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Group’s internal controls, and

•

any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regards to significant deficiencies and material weaknesses.

(n)	reviewing such other matters in relation to the Group’s accounting, auditing, financial reporting and compliance with law and internal policies.

4

In relation to significant legal matters and regulatory risks

(o)

reviewing major issues regarding the status of the Group’s material legal matters, as well as major legislative and regulatory developments that may have significant impact on the Group and/or its financial statements.

General

(p)

annually reviewing the financial literacy of each FAC member to determine whether he/she meets the applicable legal standards, confirm the audit committee financial expert, and propose to the Board the appropriate determination and its disclosure.

(q)	annually reviewing and reassessing the adequacy of this article 4 and submit proposed changes to the Board for approval.

(r)	performing such additional tasks and responsibilities as delegated from the Board from time to time.

5.	MEETINGS AND REPORTING

(a)	The FAC shall meet at least four times per year. Additional meetings may be held and may be convened at the request of either the Board or any of its members.

(b)

FAC meetings shall be convened by the chairperson of the FAC. Meetings of the FAC will be chaired by the chairperson or, in his/her absence, by another member elected as chairperson of the day by the present members.

(c)	The FAC may invite to its meetings other Directors, Executives and such other persons as it deems appropriate to carry out its responsibilities.

(d)	Anyone with a personal interest in the matters to be discussed will be excluded from the FAC meeting.

(e)	Unless specifically stated otherwise in this Charter, the provisions of the Organizational Regulations applicable to Board meetings apply by analogy to meetings of the FAC.

(f)	The FAC shall regularly report to the Board on its deliberations and decisions. Other matters will be reported as the FAC deems appropriate.

Approved upon by the Board on August 26, 2020.

5

GLOBAL BLUE GROUP HOLDING AG

Charter of

The Nomination and Compensation Committee

of the Board of Directors

1

1.	BASIS

This charter (the “Charter”) of Nomination and Compensation Committee (“NCC”) has been adopted as set forth in article 4.8 of the organizational regulations of the board of directors of Global Blue Group Holding AG (the “Organizational Regulations”). Unless defined otherwise herein, capitalized terms have the same meaning as in the Organizational Regulations.

2.	COMPOSITION

(a)	The NCC shall consist of at least 2 members appointed by the General Meeting, all of which shall be non-executive directors. The chairperson of the NCC shall be appointed by the Board.

(b)	The NCC shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

3.	MISSION

(a)

The NCC shall support the Board concerning (i) the compensation strategy and policy, (ii) design of the compensation plans, (iii) particular compensation of the Chairman/Chairwoman, the other Directors, the CEO, and other members of Executive Management (iv) the compensation report, and (iv) other tasks in relation to compensation and benefits, as may be delegated by the Board.

(b)

The NCC shall assist the Board in (i) establishing the principles for the selection of candidates to the Board and the CEO, and (ii) the identification and selection of individuals who are qualified to become (or be re-elected as) Directors or the CEO. The NCC adheres to the nomination rights granted under the terms of the Relationship Agreement.

4.	DUTIES, RESPONSIBILITIES AND AUTHORITY

In relation to compensation and benefits

(a)	developing a compensation strategy in line with the principles described in the Articles of Association, and submitting it to the Board for approval.

(b)	supporting the Board in preparing the proposals to the General Meeting regarding the compensation of the Directors and Executives.

(c)	preparing the compensation report and submitting it to the Board for approval.

(d)	performing the tasks delegated to it in Article 19 of the Articles of Association.

(e)	proposing to the Board the contractual terms (if any) and compensation of the Directors (incl. the Chairman/Chairwoman).

(f)

together with the FAC, assessing whether the Group’s incentives for employees below Executive Management level are appropriately aligned to business performance and do not encourage excessive risk taking.

2

(g)

at the end of each performance period, taking into consideration the Board’s evaluation of Group performance against targets established at the beginning of the performance cycle, evaluate individual performance and recommend the amount of compensation earned by the CEO and Executive Management to the Board for approval taking into account the overall performance of the business.

(h)	periodically assessing the effectiveness of the short-term and long-term incentive plans (if adopted) in relation to the Group’s strategic objectives, values and pay-for-performance principles.

(i)	annually assessing the level of Board compensation and submit to the Board its recommendations for the compensation of Directors and of the Chairman/Chairwoman.

(j)

as directed by the Chairman/Chairwoman, overseeing communication and engagement on executive compensation matters with shareholders and their advisors, including shareholder voting on Board and Executive Management compensation, and assessing the voting results on executive compensation matters of the most recent General Meeting.

(k)	consider and approve the policy for and scope of pension arrangements operated by the Group;

(l)	annually assessing the engagement and performance of external advisors engaged by the NCC and their independence in relation to any potential conflicts of interest.

(m)

keeping abreast of regulatory and corporate governance best practice requirements regarding Board, Executive Management and other senior executive compensation; and of market trends and consideration of external factors that may influence compensation in terms of design, structure, quantum, disclosure etc.

In relation to nominations

(n)

preparing and annually reviewing succession plans for the Directors and Board Committee members including chairpersons, and the CEO, and making proposals to the Board for the election and the re-election.

(o)	with the participation of the Chairman/Chairwoman, actively seek, interview and screen individuals qualified to become a candidate for the position as a Director, for recommendation to the Board.

(p)

Assessing and recommending to the Board as to whether Directors should stand for re-election. For its assessment, the NCC considers, among other things, age limit, contributions to the Board and the Group, and ability and willingness to commit adequate time to the Board and Board Committee matters.

(q)	annually submitting to the Board a proposal concerning the determination of the independence status of the Directors and the corresponding disclosure.

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General

(r)	reviewing and reassessing the adequacy of this article 4 and submit proposed changes to the Board for approval.

5.	MEETINGS AND REPORTING

(a)

The NCC shall meet at least three times per year. Additional meetings may be held and may be convened at the request of either the Board or any of its members. At least two members of the NCC must be present to have a quorum.

(b)

NCC meetings shall be convened by the chairperson of the NCC. Meetings of the NCC will be chaired by the chairperson or, in his/her absence, by another member elected as chairperson of the day by the present members.

(c)	The NCC may invite to its meetings other Directors, Executives and such other persons as it deems appropriate to carry out its responsibilities.

(d)	Unless specifically stated otherwise in this Charter, the provisions of the Organisational Regulations applicable to Board meetings apply by analogy to meetings of the NCC.

(e)	The NCC shall regularly report to the Board on its deliberations and decisions. Other matters will be reported as the NCC deem appropriate.

Approved by the Board on August 26, 2020.

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